Exhibit 10.5

Renewal of Hewlett Packard Agreement

Pursuant to a Hewlett Packard US Business Development Partner Agreement, the Company was appointed a Business Development Partner for the purchase and resale or sublicense of Hewlett Packard’s products, services and support. The agreement was originally effective until March 31, 2005 and was subsequently extended until June 30, 2007. On November 8, 2007, the Company was notified electronically that the agreement had been renewed through May 31, 2009.